EX.99.(a)(2)

SCHEDULE A

TO

GOLDMAN SACHS TRUST II

DECLARATION OF TRUST

As of November 11, 2014

Series of Shares	Classes of Shares

Goldman Sachs Multi-Manager Alternatives Fund	Class A Shares Class C Shares Institutional Shares Class IR Shares Class R Shares

Goldman Sachs Multi-Manager Global Equity Fund	Institutional Shares

Goldman Sachs Multi-Manager International Dynamic Equity Fund	Institutional Shares

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	Institutional Shares

Goldman Sachs Multi-Manager Real Assets Fund	Institutional Shares

Goldman Sachs Multi-Manager U.S. Dynamic Equity Fund	Institutional Shares